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                            SECURED PROMISSORY NOTE                 EXHIBIT 4.12

Loan Principal Amount:               $ 25,000

Term:                                Principal and all accrued interest due and payable upon the earlier to occur of (i) August 19, 2004 or (ii) the date of
                                     Borrower's termination of employment with CarsDirect.com, Inc.

Interest Rate:                       6% per annum

Effective:                           September 1, 1999

     For value received, Gerald J. Popek ("Borrower") promises to pay to the order of CarsDirect.com, Inc. (the "Company") or, if the Company has transferred or assigned this Note in whole or in part to any other party (the Company, any such assignee, and any further assignee of an assignee, all individually referred to as a "holder" of the Note), then to the order of the holder, the principal amount of twenty five thousand dollars ($25,000) along with interest accrued on the unpaid principal at a rate of 6% per annum. Borrower shall repay such principal and accrued interest upon the earlier to occur of (i) the date of termination of your employment or (ii) August 19, 2004; provided, however, that
                                                        --------  -------
Borrower may repay all or part of the remaining principal and interest at any time.

     Borrower hereby waives demand, presentment, protest, notice of protest and notice of nonpayment or dishonor of this Note. No delay or omission on the part of the holder of this Note in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the holder of this Note of any right or remedy shall preclude other or further exercise thereof or of any other right or remedy. In the event of nonpayment of any amount due and payable under the terms of this Note, Borrower agrees to pay all reasonable attorneys' fees and costs of collection incurred by the holder of the Note in connection with collection of the amount owing.

     Borrower agrees and acknowledges that this Note in no way constitutes a guarantee of employment by the Company either during the term of this Note or thereafter

     This Note (including the interest that shall accrue hereto) is secured by a pledge of shares of common stock of the Company, and is subject to all of the terms and provisions of a Security Agreement between the undersigned and the Company (the "Agreement") attached hereto as Exhibit A.
                                             ---------

     Events of Default.  If one or more of the following events of default shall
     -----------------
have occurred, that is to say:

          (i) If Borrower shall fail to pay the principal of or interest on this Note when the same shall become due and payable, whether at maturity or upon acceleration, and such failure shall have continued unremedied for a period of thirty (30) days after written notice thereof shall have been given to Borrower by the holder of this Note; or

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          (ii) If any material representation or warranty made by Borrower in the Stock Pledge Agreement shall prove to have been false as of the date made;
or

          (iii) Any assignment by Borrower for the benefit of creditors, or filing by or against Borrower of a petition in bankruptcy, or adjudication of Borrower as a bankrupt or insolvent; or

          (iv) If the Company terminates Borrower's employment for Cause. For the purpose of this Section (b), "Cause" means the occurrence of one or more of the following events: (a) failure or refusal to carry out any lawful duties assigned to him by the Company's Board of Directors or the Chief Executive Officer or any directions of the Board of Directors of the Company reasonably consistent with such duties; (b) the conviction of Borrower of, or the entrance by or on behalf of the Borrower of a plea of nolo contendere with respect to, violation of a state or federal criminal law (excluding non-felony driving or traffic offenses) or other criminal act involving moral turpitude; (c) any fraud, dishonesty or deception by the Borrower that is related to his duties for the Company; or (d) any act or omission by the Borrower that substantially impairs the Company's business, goodwill or reputation then the holder of this Note may at any time at its option and without prior notice to Borrower declare the principal of and accrued interest on this Note to be immediately due and payable, and thereupon the same shall become so due and payable, without presentment or protest, both of which are hereby waived by Borrower.

     If any event of default occurs, neither the failure of the holder of this Note promptly to exercise its right to declare the outstanding principal of and accrued and unpaid interest on this Note to be immediately due and payable, nor the failure of the holder to exercise any other right or remedy the holder may have for default, nor the acceptance by the holder of late payments, nor the failure of the holder to demand strict performance of any obligation of Borrower hereunder, shall constitute a waiver of any such rights while such default continues, nor a waiver of such rights in connection with any future default on the part of Borrower. Further, acceptance by the holder of this Note of partial payments following due acceleration of the indebtedness evidenced hereby shall not constitute a waiver by the holder of the acceleration of such indebtedness.

     If an action is instituted for collection of this Note, the undersigned agrees to pay court costs and reasonable attorneys' fees incurred by the Company.

     This Note may be prepaid at any time without penalty. In the event that this Note is prepaid in part, (i) the accrued interest shall be evenly allocated to each pledged share and (ii) payment received from Borrower shall be considered full payment for that number of shares (including the allocated interest) that is equal to the amount of payment.

     This Note and the obligations hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California.

     THE UNDERSIGNED FURTHER UNDERSTANDS THAT THIS IS A FULL RECOURSE PROMISSORY NOTE AND THAT THE COMPANY MAY, AT ITS OPTION, PROCEED AGAINST OTHER ASSETS OF THE UNDERSIGNED IN THE EVENT OF A DEFAULT.

                                      -2-
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     Signed and delivered effective as of September 1, 1999, at the Company,
Culver City, California.

     CARSDIRECT.COM, INC.              BORROWER


     /s/ Frederick G. Silny            /s/ Gerald J. Popek
     -----------------------           -------------------------
     Frederick G. Silny,               Gerald J. Popek
     Chief Financial Officer

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                [Signature Page to the Secured Promissory Note]



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